SECURITIES AND EXCHANGE COMMISSION

                  WASHINGTON,  D.C.  20549

                          FORM 8-K

                       CURRENT REPORT


           Pursuant to Section 13 or 15 (d) of the
               Securities Exchange Act of 1934




                      April 11, 1995
     --------------------------------------------------
      Date of Report (date of earliest event reported)




                  FIRST NATIONAL BANCORP
     --------------------------------------------------
   (Exact name of registrant as specified in its charter)





     Georgia             0-10657            58-1415138
     --------------------------------------------------
 (state or other     (Commission File     (IRS Employer
 jurisdiction of           No.)           Identification
  incorporation)                             Number)






303 Jesse Jewell Parkway, Suite 700, Gainesville, Georgia 30501
     --------------------------------------------------
     (address of principal executive office) (zip code)





                      (404) 503-2000
     --------------------------------------------------
     (Registrants telephone number, including area code)




                        No change
     --------------------------------------------------
   (Former name or address, if changed since last report)

Item 5.  OTHER EVENTS

(a) First National Bancorp ("Registrant"), hereby reports the resignation of Richard A. McNeece, chairman and CEO of Registrant, effective June 30, 1995. Reproduced below is the press release concerning the resignation as released on April 11, 1995. The press release discusses the circumstances relating to the resignation.

                [BEGINNING OF PRESS RELEASE]

     FIRST NATIONAL BANCORP

                    For Immediate Release:   April 11, 1995
                    Corporate Contact:       Pete Miller
                                             President/CFO/CAO
                                             (404) 503-2101
                    Media Contact:           Ronda Rich
                                             Corporate Communications
                                             (404) 503-2306
                    NASDAQ Trading Symbol:   FBAC


                FIRST NATIONAL BANCORP LEADER
                -----------------------------
                SETS SIGHTS ON NEW CHALLENGES
                -----------------------------

       Richard A. McNeece, chairman and chief executive officer of First National Bancorp, announced today that he will leave the company on June 30, 1995, including his position as chairman and chief executive officer of First National Bank of Gainesville. As a part of the transition during the next two and one half months, Peter Miller, Bancorp President, will assume the day to day operating responsibilities.
          "The Board of Directors recruited me to the organization to build value, acquire options for growth and focus efforts on the future," McNeece added. "The time I have devoted to building FNB has been among the most professionally rewarding periods of my career."
       In announcing his resignation, McNeece indicated a differing view toward the strategic direction of the company.
       "It is apparent that the corporation and I now view the future differently. There is a changing focus among a group of shareholders that makes it appropriate for me to channel my talent and energies into a new environment," McNeece said.
       "Rick's leadership and vision at First National over the last eight years has made it an industry leader," noted board member Joe Wood, Jr., president of Gainesville-based Turner, Wood & Smith Insurance. "The growth of the assets and market share as well as the strength and financial soundness of the company under Rick's tenure has been a tremendous accomplishment."
       "I have always been motivated by a challenge; that is apparent in the achievements I have accomplished during my 27-year career in the banking industry," McNeece said. "Challenge to me translates into the ability and opportunity of building an organization for growth and resiliency as the economy continues to prepare for the next millennium."
       McNeece has been the instrument of innovation since he was recruited by the board of directors to join the company as president and chief executive officer of the First National Bank of Gainesville in July, 1987. During his tenure, McNeece directed

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

     his efforts in six
     key areas: organization, development of people, technology, sales and marketing, mergers and investor relations.
       Today, the company is a market-driven organization as a result of McNeece's comprehensive effort to identify and address the needs of customers served by First National Bancorp. "Our product mix and delivery systems have made us more competitive in this rapidly changing environment," McNeece explained.
       With his leadership, the holding company has increased its assets by $1 billion. He also initiated the company's entry into interstate banking with the acquisition of three Florida banks. When this purchase is completed, it will increase the holding company's assets to $3 billion.
       McNeece's acquisition strategy has been careful, however. "We've focused on adding banks in lucrative markets, such as Northwest Georgia," McNeece noted. "We have had opportunities to acquire banks in several other markets in the South, but we passed over those that would not add the desired shareholder value. We have never been interested in mergers just for the purpose of size."
       McNeece added that his strategy has been one that is "leading edge, rather than cutting edge. The difference is that a cutting edge company takes greater risks and incurs high research costs. While we forged into new territory, we did so with a proven plan that offered less risk to shareholders."
       According to First National Bancorp board member Woody Stewart, a partner of Stewart, Melvin & Frost in Gainesville, McNeece was responsible for making a top to bottom change at the company. "Rick is highly motivated, intensely focused and knew what it took to make this a superior banking company," Stewart said.
       Where the local community is concerned, McNeece tackled his job as chairman of the Greater Hall Chamber of Commerce's Hall Together Business Initiative with the same zeal he had for First National Bancorp. In 1994, he surpassed the campaign's goal of $1.6 million by raising $2.2 million. McNeece also has served in leadership roles with the American Bankers Association, Georgia Bankers Association, Brenau University, the Rotary Club of Gainesville and the United Way of Hall County.
       McNeece said that a highlight of his time at FNB has been building a strong management team. "There is an incredible amount of talent here, and it has been a pleasure to work with these fine professionals," McNeece said. "I wish them the very best for the future and look forward to their continued accomplishments."
       McNeece currently is entertaining several business ventures.
                   [END OF PRESS RELEASE]

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
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                              FIRST NATIONAL BANCORP
                              (Registrant)


                              By:   /s/ Peter D. Miller
                                   -------------------------
                                   Peter D. Miller
                                   President,
                                   Chief Administrative and
                                   Chief Financial Officer


                              By:   /s/ C. Talmadge Garrison
                                   -------------------------
                                   C. Talmadge Garrison
                                   Senior Vice President
                                   Secretary & Treasurer


Date:  April 11, 1995

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